Exhibit 10.1

[EDMC LOGO APPEARS HERE]

MANAGEMENT INCENTIVE COMPENSATION PLAN (“MICP”)

For Fiscal Year 2005

PLAN OVERVIEW

The MICP is a program that provides incentive payments to designated members of the Senior Management Team (“SMT”). The MICP is based on:

•	Reward for performance in key result areas: Earnings Per Share, Operating Income, Return on Investment Capital (“ROIC”) and Key Personal Objectives.

•	With the achievement of the designated trigger objectives, bonuses are earned based on performance against financial targets and UP TO THREE KEY PERSONAL OBJECTIVES (“KPOs”), inclusive of system-wide departmental and “menu” objectives developed in support of our Mission.

•	Weighting of the financial targets and KPOs will be assigned to each participant using one of three weight distributions depending on the position held.

•	Performance above or below target will be increased or reduced by 4 percentage points for each 1% difference between plan and actual performance.

•	Maximum attainment is 150% of target performance in each category and in total.

•	Target bonus amounts will be communicated annually as a specific percentage and dollar amount. Bonus targets are designated at the end of the prior year’s MICP process or as communicated in an Offer Letter for new hires participating in the plan. Targets will be pro-rated (in whole months) for service of less than an entire fiscal year but greater than one quarter’s participation. Less than one quarter’s participation in a fiscal year is not recognized, as there is no reasonable expectation for acclimation, designation of KPOs and achievement of objectives outside regular position requirements.

•	Each participant shall receive a copy of this Plan.

TRIGGERS

The triggers are designated by the EDMC Executive Committee and pertain to leading indicators relevant to the Company’s mission. For the 2005 Fiscal Year, participants will have the following triggers:

Trigger #1

For FY’05, achieve a favorable external auditor opinion that there are no material internal control deficiencies or non-compliance issues, satisfying SOX 404 regulations. This will be accomplished at all schools, regions, groups and functional areas throughout EDMC through successful and timely completion of the self/peer assessment of internal control policies and procedures, and successful and timely remediation of all identified internal control deficiencies.

If the SOX Trigger is not met, bonus opportunity for all participants will be limited to performance against Key Personal Objectives.

Trigger #2 (if SOX Trigger is achieved)

Non-Argosy Trigger: Achieve 86.1% placement and $26,310 average salary. Minimum: 96% of both targets or 82.7% placement and $25,258 average salary respectively. School positions will be measured by the school’s planned rates. Divisional and regional positions will be measured against the targets and actuals of the group of locations they serve. ($ & % for each location will be determined by the EDMC Career Services Department.)

Argosy Trigger: Recognition of a successful HLC visit, defined as an HLC action that requires no follow-up visits (other than substantive change related visits) until the next scheduled comprehensive visit. (Progress reports are permitted, but not a follow-up focused visit.)

For CS employees, achievement of minimum objectives of Argosy and Non-Argosy triggers are weighted as follows:

•	85.0% based on Non-Argosy Trigger
•	15.0% based on Argosy Trigger

This applies to ALL EDMC Corporate Officers and Non-Corporate Officer MICP participants. In the event the first trigger is made but the 2nd trigger is not achieved for one of the brands, the financial portion of the target opportunity will be reduced by the appropriate percentage, as noted above. For example, if a Non-Corporate Officer participant’s target bonus award is $12,000, and only the Argosy trigger is achieved, the participant’s financial component of his/her target bonus award potential is reduced by 85%, resulting in $900 available for the financial component calculation. (($12,000*50% weighting)*.15)).

If no minimum performance triggers are met, bonuses will be determined by performance against Key Personal Objectives ONLY. In other words, bonus potential will be dramatically limited if the triggers are not achieved.

Focusing on results expressed in our mission is an important way to help ensure that outcomes are realized.

TARGET BONUS AMOUNTS

The target bonus will be expressed as a specific percentage and dollar amount. The target dollar amount will be based on the participant’s base salary as of September 1 of the applicable fiscal year for which the plan is based, or in the case of new participants, as of the effective date of eligibility in the Plan. Target awards for some positions may be pro-rated, as determined by the EDMC Executive Committee, based on organizational changes during the fiscal year.

COMPONENTS

1.	Financial
a.	Earnings Per Share (EPS) and Revenue, or Operating Income, dependent on location
b.	Return on Investment Capital (“ROIC”) – kicker

To promote the importance of growing our business in a capital efficient way, ROIC improvement has been added to the incentive plan in FY’05 as a “kicker; i.e., there is reward for improvement outside the other Plan components.

2.	Key Personal Objectives (KPO): Up to three weighted objectives, including one system-wide departmental objective.

•	KPOs should be developed to support the Company’s mission and must be specific, measurable, achievable, results oriented and time bound (SMART).

✓	Systemwide Departmental KPOs are shared across the EDMC system as established by the SVP at CS for the functional area. In addition, a “menu” of KPOs by functional area has been established for selection of UP TO TWO ADDITIONAL KPOs as agreed to by the participant and his/her direct supervisor.

•	All new participants to the program need to have KPOs designated upon hire, if there are more than three months remaining in the fiscal year. Current year eligibility is not realistic for those hired in the final quarter of the fiscal year.

•	All KPO selections will be documented and submitted to the EDMC Manager, Executive Compensation and Equity Programs on the forms provided for that purpose. The EDMC Executive Committee will communicate approval in a timely manner in order to enable positive attainment of designated goals. A template worksheet will be distributed for each participant after approval of all KPOs is provided.

WEIGHTING OF COMPONENTS

All positions will have the measured components weighted according to one of the following distributions:

	Earnings Per Share	Revenue	Operating Income	KPOs	Positions
A	60%	20%	NA	20%	EDMC Corporate Officers
B	NA	NA	80%	20%	Group Vice Presidents, Regional Vice Presidents, Presidents & Campus Directors
C	NA	NA	50%	50%	Location EC Members EDMC CS VPs & AVPs Regional Specialists

BONUS CALCULATION

•	Performance against financial targets will be certified by the EDMC Corporate Finance Department. See miscellaneous provisions section with respect to Adjustments to Financial Targets and Actual Results. All “exception” requests must be documented according to established procedure and receive EDMC CFO authorization.

•	The ROIC Kicker will apply as follows:

✓	For participants at a campus, region, division, or school group, the ROIC award will apply if the location surpasses its FY’05 ROIC plan by at least 10% (with a minimum of a 1 percentage point gain). An award multiple will apply to the actual weighted target percentage of the financial portion of the plan bonus equal to the % exceeding the ROIC plan up to a maximum award multiple of 20%. In all cases, a minimum of a 1% point gain must be achieved to receive the ROIC kicker; in addition, a campus must be with EDMC for the entire year for the kicker to apply.

✓	For Corporate participants, the ROIC award multiple will apply if EDMC’s actual ROIC exceeds the target ROIC. The award multiple will be determined by the average award multiple percentage achieved by all locations’ awards (including those campuses not achieving the ROIC award) and will apply to the financial portion of the plan bonus.

•	The participant’s direct and/or indirect supervisors in conjunction with Divisional Central Staff Department Heads will determine performance against KPOs where applicable, with concurrence by the EDMC Executive Committee.

•	Performance below target is calculated at a reduction of 4 percentage points for each 1% miss. Performance above target will be increased by 4 percentage points per each 1% over target. KPOs that do not lend themselves to such a measurement should be assessed more subjectively. In such a case the KPO could be considered achieved (at 100%) or not achieved (at 0%) or some definable percentage in between.

•	A Management Discretion Factor may be applied to any calculated bonus amount that may increase or decrease the calculated amount by up to 20%. This factor will be applied only to adjust a bonus to provide for fairness, equity, recent performance changes or environmental factors outside the participant’s control. This factor may be applied only if approved by an EDMC Executive Officer, and in the case of a school President at schools where there is a Board of Trustees, by the Board of Trustees.

•	The maximum payment is 150% of the target in each category and in total.

EXAMPLES

Director of Student Services Jones has a base salary of $60,000 with a target bonus of 20% or $12,000.

Assuming attainment of the triggers. . .

In Example 1 below, Jones’ bonus would be calculated as 116% of the target bonus. Since performance above plan is increased by 4 percentage points for each 1% above plan, his performance for Operating Income would be increased. In addition, the ROIC kicker applies since his school exceeded its ROIC target by 10%. His bonus would be calculated as $13,920 ($12,000 target x 116%).

Example 1

Performance Measures	School’s Target	School’s Actual	% Attainment	Weight	Weighted Target %
Operating Income	$1,000,000	$1,050,000	105%	50%	60%[1]
KPOs			100%	50%	50%
ROIC	20%	22%	10%		6%[2]
Total				100%	116%

If, however, Jones had identical results in the financial arena but only managed to complete 85% of his KPOs, his calculated bonus would be quite different. (See Example 2 below.)

Since performance below plan is reduced by 4 percentage points for each 1% miss, his calculated attainment for KPOs would be significantly lower. In this example, his bonus would be $10,320 ($12,000 target x 86%).

Example 2

PerformanceMeasures	School’s Targets	School’s Actual	% Attainment	Weight*	Weighted Target %
Operating Income	$1,000,000	$1,050,000	105%	50%	60%
KPOs			85%	50%	20%[3]
ROIC	20%	22%	10%		6%
Total				100%	86%

If the triggers are not met, calculation of bonus is based solely on the KPOs and significantly reduces the earning potential. (In Jones’ case, payout would be based on 50% of target only).

[1]	( (+ 5% x 4) + 100%) x 50% = 60%
[2]	10% attainment x 60% financial target
[3]	( 100%—(15% x 4) ) x 50% = 20%

BONUS PAYMENT

Bonuses earned under the plan will be paid to eligible employees through payroll, as soon as administratively possible, after the bonus amounts have been determined. All bonus payments are subject to applicable tax withholdings.

TO BE ELIGIBLE TO RECEIVE A PAYMENT UNDER THIS PLAN, A PARTICIPANT MUST BE ACTIVELY EMPLOYED BY EDMC OR ONE OF ITS SUBSIDIARIES ON THE DATE THE PAYMENT IS MADE.

The EDMC Executive Committee may grant a payment under this plan to a former or inactive employee for compelling reasons in its sole discretion.

MISCELLANEOUS PROVISIONS

Changing or Ending the Plan / Discretionary Authority

It is the intention of the Company that the plan has no expiration date, nor is it intended to be temporary. However, the Company has the right to change the plan in any way and at any time and is not required to give a reason for, or notice of the changes. Any special arrangement made by the Company for an individual will constitute an amendment to this plan applicable only to that individual. The Company has the right to end the plan (in whole or in part) at any time.

Adjustments to Financial Targets and Actual Results

The financial target used to determine bonus payments is meant to reflect the results of normal operations that can be affected by the collective efforts of the MICP participants. Accordingly, significant unusual items that are considered to be outside the normal operations of the Company should be excluded from the calculation for the purpose of measuring actual results against target for bonus purposes. Examples of such unusual items, which would result in an adjustment, include but are not limited to the following:

•	One-time income tax adjustments, favorable or unfavorable
•	Gain or loss on disposition of property or business unit
•	Settlement of lawsuit

The financial targets will be based on the approved Plan for the fiscal year adjusted for unplanned acquisitions or divestitures. Any such adjustment for such acquisitions will be based on the financial model which serves as the basis for Board of Directors approval for the transaction, or when a significant lapse of time between approval and closing occurs, the first forecast for such acquisition which is included in the consolidated EDMC forecast for the balance of the fiscal year.

Any adjustments to the financial target must be approved by the EDMC Executive Committee.

Clarification as to whether transactions are considered significant and unusual for the purpose of adjusting results and bonus targets will be made by EDMC’s Executive Committee, subject to ratification by the Board Compensation Committee.

Governing law

The internal laws of The Commonwealth of Pennsylvania govern this plan. The plan is subject to modification by the EDMC Executive Committee in the event of new or different Department of Education regulations or interpretations.

Participation in the Plan

Participation in the plan does not constitute a guarantee of employment, nor is continued participation in the plan guaranteed. Participants will be notified of their right to participate in the plan on an annual basis.

No Assignment

No person having a benefit under the plan may assign or transfer that benefit.